Form N-SAR, Sub-Item 77D
Policies with respect to security investments


Nuveen Preferred Securities and Income Fund f/k/a
Nuveen Preferred Securities Fund,
a series of Nuveen Investment Trust V
811-01979



On July 13, 2017, the Funds shareholders were notified through a 497 filing that the Board had approved investment policy changes effective upon the Funds name change, September 29, 2017. A copy of the Prospectus supplement is contained in the Form 497 filing on July 13, 2017, accession number 0001193125-17-227460 and such supplement is herein incorporated by reference as an exhibit to Sub-Item 77D of Form N-SAR.